SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 5, 2015

INFINITY AUGMENTED REALITY, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53446	71-1013330
(State of Incorporation)	(Commission File Number)	(IRS Employer ID)

228 Park Ave. S #61130 New York, NY 10003-1502

(Address of principal executive offices)

(917) 677-2084

(Registrant’s telephone number, including area code)

___________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.        Submission of Matters to a Vote of Security Holders.

On August 5, 2015, Infinity Augmented Reality, Inc. (the “Company” or “we”) held a special meeting of its stockholders (“Special Meeting”). As of June 30, 2015, the record date for the Special Meeting, there were 110,745,473 shares of common stock issued and 110,390,005 shares of common stock outstanding. A quorum of common stockholders, present in person or by proxy, representing 81,639,227 shares of common stock was present at the Special Meeting. The final voting results of the Special Meeting are set forth below.

1.        A proposal to approve an amendment to the Company’s Articles of Incorporation to effect a reverse stock split of the Company’s outstanding Common Stock at ratio of 1 for 101 shares of outstanding Common Stock (the “Reverse Split”), immediately followed by a forward stock split of the Company's outstanding Common Stock, at the same exchange ratio (the “Forward Split” and together with the Reverse Split, the “Reverse/Forward Stock Split”) and as a result of which each stockholder owning of record fewer than 101 shares of common Stock before the Reverse Split will have the shares cancelled and converted into the right to receive $0.15 for each share held of record prior to the Reverse Split in lieu of receiving a fractional post-Reverse Split share of such class.

For	Against	Abstain	Broker Non-Votes

60,263,822	378,315	26,650	20,970,440

2.        A proposal to amend the Company’s Articles of Incorporation to increase the number of shares of common stock that the Company is authorized to issue from time to time to 1,000,000,000 shares of common stock.

For	Against	Abstain	Broker Non-Votes

77,959,816	3,253,973	425,438	0

3.        A proposal to amend the Company’s Articles of Incorporation to increase the number of shares of preferred stock that the Company is authorized to issue from time to time to 500,000,000 shares of preferred stock.

For	Against	Abstain	Broker Non-Votes

58,533,612	704,149	366,050	22,035,416

4.        A proposal to approve and adopt the Company’s 2015 Equity Incentive Plan.

For	Against	Abstain	Broker Non-Votes

58,794,000	737,401	72,410	22,035,416

All proposals received the requisite number of votes and were approved.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINITY AUGMENTED REALITY, INC.

Dated: August 10, 2015	By:	/s/ Ortal Zanzuri
Ortal Zanzuri
Treasurer & Chief Financial Office

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